Exhibit 5.1

September 14, 2006

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to ACCO Brands Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, up to 4,066,400 shares of the Company’s common stock, par value $0.01 per share (including the related preferred share purchase rights, the “Shares”), all of which Shares are being registered for resale by Lane Industries, Inc. (“Lane”) and certain other stockholders identified in the Registration Statement. The Shares were originally issued to Lane in connection with an Agreement and Plan of Merger, dated as of March 15, 2005, among ACCO World Corporation (predecessor in interest to the Company), Fortune Brands, Inc., General Binding Corporation and Gemini Acquisition Sub, Inc.
     In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation, and the Bylaws, as amended, of the Company, as well as such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.
     Based on the foregoing, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable.
     We are duly licensed to practice law in the State of Illinois and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than Delaware General Corporation Law, as currently in effect.

ACCO Brands Corporation
September 14, 2006

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/Vedder, Price, Kaufman & Kammholz, P.C.

VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.